NEWS RELEASE

GLAMIS GOLD LTD.

For immediate release

Trading symbol: NYSE, TSX — GLG	January 20, 2005

GOLDCORP SHAREHOLDERS WHO ACQUIRED THEIR
SHARES AFTER DECEMBER 31, 2004 CAN STILL VOTE

January 20, 2005 — Reno, Nevada - Glamis Gold Ltd. (NYSE: GLG; TSX: GLG) wants to remind Goldcorp shareholders who acquired their shares after December 31, 2004 (the record date for the January 31, 2005 Goldcorp shareholder meeting to consider the Wheaton River transaction), that they can still vote their shares at the Goldcorp meeting if certain steps are taken prior to 5:00 p.m. (Toronto time) on Friday, January 21, 2005.

If you are a shareholder of Goldcorp and you acquired your Goldcorp shares after December 31, 2004, to vote your shares you should provide to Kingsdale Shareholder Services Inc. with a copy to CIBC Mellon Trust Company, no later than 5:00 p.m. (Toronto time) on Friday, January 21, 2005:

     (i) a properly endorsed share certificate or other evidence that you are the owner of the shares such as a letter from your broker addressed to Goldcorp certifying that you are the owner of the shares; and

     (ii) a letter addressed to Goldcorp demanding that your name be included on the list of shareholders entitled to vote at the Goldcorp meeting.

In each case, completed documentation should be faxed to Kingsdale Shareholder Services Inc. at 1-866-545-5580 (toll free) and then mailed or delivered to Kingsdale Shareholder Services Inc., The Exchange Tower, 130 King Street West, Suite 2950, P.O. Box 361, Toronto, Ontario M5X 1E2. A copy should also be faxed to CIBC Mellon Trust Company at 1-866-781-3111 (toll free) and then mailed or delivered to CIBC Mellon Trust Company, Proxy Department, 200 Queens Quay East, Unit 6, Toronto, Ontario, Canada M5A 4K9.

“To us, every vote and every shareholder — both large and small — is important,” said Kevin McArthur, Glamis’ President and Chief Executive Officer. “Tendering your Goldcorp shares to our take-over bid for Goldcorp is not sufficient. The Wheaton River transaction must be rejected by a majority of votes cast at the Goldcorp meeting before our offer can proceed.”

Under the terms of Glamis’ share exchange offer, Glamis has offered Goldcorp shareholders 0.89 of a Glamis common share for each Goldcorp common share held by them. The offer represents a premium of 22.6% based on the volume-weighted average trading price for both companies for the

30 trading days on the New York Stock Exchange prior to December 16, 2004 — the date Glamis announced its intention to make the take-over bid.

To be able to accept Glamis’ offer, Goldcorp shareholders must return the BLUE proxy and vote “AGAINST” the proposed resolution to approve the Goldcorp-Wheaton River combination.

For further information about Glamis’ premium offer or voting at the Goldcorp meeting, Goldcorp shareholders should contact Georgeson Shareholder Communications at 1-877-288-7946 (toll free in North America).

Glamis Gold Ltd. is a premier intermediate gold producer with low-cost gold mines and development projects in Nevada, Mexico and Central America. The Company remains 100 percent unhedged. Glamis’ plan and budget reflects a near tripling of annual gold production to more than 700,000 ounces by 2007 at a total cash cost below $150 per ounce.

VOTE PURE GOLD
VOTE NO TO WHEATON RIVER
VOTE TODAY

Safe Harbor Statement under the United States Private Securities Litigation Reform Act of 1995: Except for the statements of historical fact contained herein, the information presented constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, include, but are not limited to those with respect to, the price of gold, the estimation of mineral reserves and resources, the realization of mineral reserves estimates, the timing and amount of estimated future production, costs of production, capital expenditures, costs and timing of the development of new deposits, success of exploration activities, Glamis’ hedging practices, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims limitations on insurance coverage and the timing and possible outcome of pending litigation. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, or “does not expect”, “is expected”, “budget”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variation of such words and phrases or state that certain actions, events or results, “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Glamis to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the actual results of current exploration activities, actual results of current reclamation activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of gold, possible variations in ore grade or recovery rates, failure of plant, equipment or processes to operate as anticipated, accidents, labor disputes and other risks of the mining industry, delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled “Other Considerations” in the Glamis Annual Information Form. Although Glamis has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

This press release does not constitute an offer to buy or sell, or the solicitation of an offer to buy or sell, any of the securities of Glamis or Goldcorp. Such an offer may only be made pursuant to a registration statement and prospectus filed with the U.S. Securities and Exchange Commission and offer to purchase and circular filed with Canadian securities regulatory authorities. Glamis has filed with the U.S. Securities and Exchange Commission a Registration Statement on SEC Form F-10, and has mailed a take-over bid circular and dissident proxy circular together with any related documents to Goldcorp stockholders concerning the proposed business combination with Goldcorp. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT, THE TAKE-OVER BID CIRCULAR, THE DISSIDENT PROXY CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC AND CANADIAN SECURITIES REGULATORY AUTHORITIES, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov or in Canada at www.sedar.com. In addition, documents filed with the SEC and in Canada by Glamis will be available free of charge from Glamis Investor Relations, 5190 Neil Road, Suite 310, Reno, NV 89502, telephone (775) 827-4600.

For further information please contact:

Media:
John Lute:	Phone: 416-929-5883
Email: jlute@luteco.com

Larry Roth:	Phone: 732-598-2092
Email: larryroth@rothir.com

Investors:
Glamis Gold Ltd.	Website:	www.glamis.com
5190 Neil Road, Suite 310	email requests for investor packets to:	info@glamis.com
Reno, NV 89502	email questions/correspondence to:	michaels@glamis.com

Michael A. Steeves	Phone:	1-775-827-4600 ext. 3104
Vice President, Investor Relations

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